                                                                    EXHIBIT H(b)

                                SERVICE AGREEMENT

                  Agreement dated as of September 15, 1997 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Bank"), and 13A Commercial Mortgage Securities Fund, Inc. (the "Fund").

                  WHEREAS, the Fund is registered as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund desires to retain the Bank to furnish certain administrative services to the Fund, and the Bank is willing to furnish such services, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.       APPOINTMENT OF BANK

                  The Fund hereby appoints the Bank to provide certain administrative services for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services stated herein.

                  The Fund will initially consist of the portfolio(s) and/or class(es) of shares (each an "Investment Fund") listed in Schedule A to this Agreement. In the event that the Fund establishes one or more additional Investment Funds with respect to which it wishes to retain the Bank hereunder, the Fund shall notify the Bank in writing. Upon written acceptance by the Bank, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Fund and its Investment Funds) may be modified with respect to each additional Investment Fund in writing by the Fund and the Bank at the time of the addition of the Investment Fund.

2.       DELIVERY OF DOCUMENTS

                  The Fund will promptly deliver to the Bank copies of each of the following documents and all future amendments and supplements, if any:

                  a.       The Fund's charter document and by-laws;

                  b. The Fund's currently effective registration statement under the 1940 Act and the Fund's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

                  c. Certified copies of the resolutions of the Board of Directors of the Fund authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to give instructions to the Bank pursuant to this Agreement;

                  d. A copy of the investment advisory agreement between the Fund and its investment adviser; and

                  e. Such other certificates, documents or opinions which the Bank may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.       REPRESENTATION AND WARRANTIES OF THE BANK

                  The Bank represents and warrants to the Fund that:

                  a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

                  b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

                  c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

                  d. No legal or administrative proceedings have been instituted or threatened which would impair the Bank's ability to perform its duties and obligations under this Agreement; and

                  e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Bank or any law or regulation applicable to it.

4.       REPRESENTATIONS AND WARRANTIES OF THE FUND

                  The Fund represents and warrants to the Bank that:

                  a. It is a corporation, duly organized and existing and in good standing under the laws of Maryland;

                  b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

                  c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

                  d. It is an investment company properly registered under the 1940 Act;

                  e. A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to the Bank that all necessary filings under the securities laws of the states in which the Fund offers or sells its shares will have been made and will be current during the term of this Agreement;

                  f. No legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

                  g. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

                  h. As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of capital stock, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

5.       ADMINISTRATION SERVICES

                  The Bank shall provide the following services, in each case, subject to the control, supervision and direction of the Fund and the review and comment by the Fund's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the
Bank:

                  a. Prepare for review and approval by officers of the Fund financial information for the Fund's quarterly, semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

                  b. Prepare for review by an officer of and legal counsel for the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission on Form N-SAR and financial information required by Form N-2 and such other reports, forms or filings as may be mutually agreed upon;

                  c. Assist in the coordination of and oversee the audit process and prepare audit workpapers;

                  d.       Calculate the total return;

                  e.       Prepare expense budgets and process expense payments;
                           and

                  f. Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board.

The Bank shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.       FEES; EXPENSES; EXPENSE REIMBURSEMENT

                  The Bank shall receive from the Fund such compensation for the services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule B to this Agreement. The fees are accrued and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  The Fund agrees promptly to reimburse the Bank for any equipment and supplies specially ordered by or for the Fund through the Bank and for any other expenses not contemplated by this Agreement that the Bank may incur on the Fund's behalf at the Fund's request or with the Fund's consent.

                  The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Bank. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Bank under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Bank; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director or employee of the Fund; costs incidental to the preparation, printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Fund's tax returns, Form N-2 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Fund's net asset value.

                  The Bank is authorized to and may employ or associate with such person or persons as the Bank may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Bank and that the Bank shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.       INSTRUCTIONS AND ADVICE

                  At any time, the Bank may apply to any officer of the Fund for instructions and, with the prior approval of the Fund, may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the Bank any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.       LIMITATION OF LIABILITY AND INDEMNIFICATION

                  The Bank shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Bank shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Bank, its officers or employees. The Bank shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Bank's liability under this Agreement shall be limited to two times the Bank's total annual fees earned hereunder during the preceding twelve months or $200,000, whichever is greater, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling.

                  The Bank shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

                  The Fund shall indemnify and hold the Bank harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Bank resulting from any claim, demand, action or suit in connection with the Bank's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, provided that this indemnification shall not apply to actions or omissions of the Bank, its officers or employees in cases of its or their own gross negligence or willful misconduct.

                  The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund elects to assume the defense of any such suit and retain counsel, the Bank or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel or (ii) the Bank shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

                  The indemnification contained herein shall survive the termination of this Agreement.

9.       CONFIDENTIALITY

                  The Bank agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

10.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

                  The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                           13A COMMERCIAL MORTGAGE SECURITIES FUND, INC.




                           By:    /s/ Joanne Vitale
                                  _____________________________

                           Name:  Joanne Vitale
                                  _____________________________

                           Title: Secretary
                                  _____________________________



                           STATE STREET BANK AND TRUST COMPANY




                           By:    /s/ Kathleen C. Cuocolo
                                  _____________________________

                           Name:  Kathleen C. Cuocolo
                                  _____________________________

                           Title: Senior Vice President
                                  _____________________________

SERVICE AGREEMENT
13A Commercial Mortgage Securities Fund, Inc.





                                   SCHEDULE A
                Listing of Investment Funds and Authorized Shares


Investment Fund                                               Authorized Shares
---------------                                               -----------------
13A Commercial Mortgage Securities Fund, Inc.




--------------------------------------------------------------------------------
                       STATE STREET BANK AND TRUST COMPANY
--------------------------------------------------------------------------------

                                   Schedule B
                        FUND ADMINISTRATION FEE SCHEDULE
                                       FOR
                  13A COMMERCIAL MORTGAGE SECURITIES FUND, INC.


--------------------------------------------------------------------------------


I.       FUND ADMINISTRATION SERVICES

         The following fee schedule is for the 13A Commercial Mortgage Securities Fund, Inc. The proposed level of service includes: Financial Reporting, N-SAR preparation and filing, expense budgeting and fund accounting oversight.


                          Fees for Fund Administration Services


                                                                                  Annual Fee
                  Average Assets                                    Expressed in Basis Points: 1/100 of 1%
                  --------------                                    --------------------------------------

                  First $150 Million / Fund                                          5.00
                  Next $150 Million / Fund                                           3.00
                  Thereafter                                                         1.00
                  Minimum / Fund                                                    $60,000


         Fund Fees:

         Total net assets of the Fund will be used to calculate the fee by multiplying the net assets of the Fund by the basis point fees in the above schedule. The greater of the basis point fee or the minimum will be accrued to the Fund.

II.      LEVERAGE FEE:

         An additional fee of $2,500 per year will be charged to 13A Commercial Mortgage Securities Fund, Inc. for additional financial statement preparation required to the extent that the fund utilizes leveraging.

III.     OUT OF POCKET EXPENSES INCLUDE, BUT MAY NOT BE LIMITED TO:


         Legal fees, audit fees and other professional fees
         Postage
         Supplies related to Fund records
         Travel and lodging for Board and Operations meetings

IV.      SPECIAL ARRANGEMENTS

         Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports, and consulting will be subject to negotiation. Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.

V.       TERM OF THE CONTRACT

         The parties agree that this fee schedule shall remain in effect until December 31, 1998 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

13A Commercial Mortgage Securities Fund, Inc.    Street Bank and Trust Company

By: /s/ Joanne Vitale                            By: /s/ Kathleen C. Cuocolo
    _________________                                _______________________

Title: Secretary                                 Title: Senior Vice President
       _________                                        _____________________

Date: 11/24/97                                   Date: 11/20/97
      ________                                         ________
